American Mutual Fund

October 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$415,542
Class B	$1,505
Class C	$13,490
Class F1	$27,176
Class F2	$35,431
Total	$493,144
Class 529-A	$12,338
Class 529-B	$136
Class 529-C	$1,894
Class 529-E	$559
Class 529-F1	$1,031
Class R-1	$817
Class R-2	$2,900
Class R-2E	$0*
Class R-3	$11,186
Class R-4	$15,060
Class R-5	$8,037
Class R-6	$100,902
Total	$154,860

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7100
Class B	$0.4235
Class C	$0.4265
Class F1	$0.6794
Class F2	$0.7719
Class 529-A	$0.6741
Class 529-B	$0.3752
Class 529-C	$0.4001
Class 529-E	$0.5859
Class 529-F1	$0.7512
Class R-1	$0.4173
Class R-2	$0.4224
Class R-2E	$0.2066
Class R-3	$0.5812
Class R-4	$0.6861
Class R-5	$0.7907
Class R-6	$0.8105

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	588,716
Class B	2,787
Class C	31,283
Class F1	34,718
Class F2	56,052
Total	713,556
Class 529-A	18,491
Class 529-B	291
Class 529-C	4,750
Class 529-E	959
Class 529-F1	1,430
Class R-1	1,918
Class R-2	6,763
Class R-2E	0*
Class R-3	19,036
Class R-4	21,826
Class R-5	9,150
Class R-6	130,277
Total	214,891

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.85
Class B	$37.57
Class C	$37.39
Class F1	$37.71
Class F2	$37.84
Class 529-A	$37.77
Class 529-B	$37.68
Class 529-C	$37.58
Class 529-E	$37.64
Class 529-F1	$37.82
Class R-1	$37.51
Class R-2	$37.48
Class R-2E	$37.83
Class R-3	$37.60
Class R-4	$37.74
Class R-5	$37.85
Class R-6	$37.86

*Amount less than one thousand.